UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 22, 2008

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2008, the Board of Directors amended the 2005 Executive Bonus Plan (as amended, the “Plan”), effective beginning January 1, 2008. As amended, the plan allows for the payment of bonus incentive and variable incentive compensation amounts with equity awards in lieu of cash (or its equivalent), as determined from time to time by the Compensation Committee.  The 2005 Executive Bonus Plan as amended January 1, 2007, was filed in a current report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2007, and the Plan, as amended, is attached as Exhibit 10.1 hereto.

On April 22, 2008, the Compensation Committee approved the 2008 target incentive compensation amounts, which amounts remain unchanged from 2007, and goals under the Plan and approved payment of incentive compensation amounts earned under the Plan in 2008 with vested restricted stock units (RSUs) in lieu of cash, at the discretion of the Committee. Under the Plan, executive officers and other key employees, as designated by the Compensation Committee, may be entitled to participate in an incentive compensation plan, consisting of bonus incentive compensation and variable incentive compensation. The Plan is intended to increase shareholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities and (b) to achieve the Company’s objectives. The target incentive compensation of our Chief Executive Officer is 30% of his total target cash compensation, and ranges from 21% to 33% of the total target cash compensation for each of our other executive officers.

The Plan places a portion of incentive compensation at risk, since participants must achieve certain performance thresholds to earn bonus incentive compensation under the Plan.  In addition, the Plan increases bonus incentive compensation when performance exceeds Plan objectives.

Under the Plan, participants are eligible to earn bonus incentive compensation based upon the achievement of certain performance goals and objectives relating to the Company and/or each individual participant.  The Compensation Committee establishes quarterly and/or annual performance goals and objectives for the Plan.  Following the end of each performance period, the Compensation Committee determines the extent to which the performance goals and objectives were obtained.  Based on this assessment, participants earn bonus incentive compensation in an amount equal to a percentage of such participant’s target bonus incentive compensation.

The Compensation Committee established that fifty percent of each participant’s target bonus incentive compensation for 2008 is based upon the Company’s achievement of a new product revenue objective (the “Plan Revenue Objective”), and fifty percent of each participant’s target bonus incentive compensation is dependent upon the Company’s achievement of an ending debt-free cash position objective (the “Plan Financial Objective”).  The Company must achieve a certain threshold for participants to earn a bonus against the Plan Revenue Objective, and the Company must achieve a certain threshold for participants to earn a bonus against the Plan Financial Objective. Quarterly bonuses are adjusted for the level of the Company’s performance during the quarter in question, and may, if the threshold level of performance is achieved, range from 70% to 100% of the quarterly target bonus amounts. On an annual basis, incentive bonus compensation is adjusted for the level of the Company’s achievement, and may range from 70% to 220% or more of the target bonus amounts. The Chief Executive Officer’s target bonus is currently 21% of his annual salary and each of the other participating executive officers has a target bonus currently equal to 13% to 25% of their annual salary.

Under the Plan, participants are also eligible to earn variable incentive compensation based upon the achievement of certain performance goals and objectives relating to the Company and/or each individual participant. The variable incentive compensation program for 2008 ties fifty percent of the participants’ quarterly and/or annual variable incentive compensation to the Company’s achievement of new product revenue targets and fifty percent to non-GAAP operating income targets established by the Compensation Committee.  Under the program, if the Company achieves 100% of both targets, the participant will receive 100% of his or her target variable incentive compensation.  Quarterly variable compensation is adjusted for the level of the Company’s performance during the quarter in question, and may range from 0% to 100% of the quarterly target variable compensation amounts. Bonus and variable incentive compensation earned under the Plan based on quarterly performance is retained by the participant notwithstanding annual results. On an annual basis, variable incentive compensation is adjusted for the level of the Company’s achievement, and may range from 0% to 220% or more of the target variable incentive compensation amounts.  The Chief Executive Officer’s target variable incentive compensation is currently 21% of his annual salary, and target variable incentive compensation currently represents 13% to 25% of annual salary for each other participating executive officer.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01(d) Exhibits.

10.1	2005 Executive Bonus Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2008	QuickLogic Corporation

/s/ Carl M. Mills
Carl M. Mills Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	2005 Executive Bonus Plan, as amended.